Exhibit 99.A

News For Immediate Release
El Paso Corporation Reports 42 Percent Increase in Adjusted First Quarter Earnings
HOUSTON, TEXAS, May 8, 2009—El Paso Corporation (NYSE: EP) is today reporting first quarter 2009 financial and operational results for the company.
Highlights:
–	$0.47 adjusted diluted earnings per share (EPS) versus $0.33 in 2008. The improvement is due to realized gains on oil and natural gas hedges and continued pipeline growth.

–	First quarter 2009 reported loss of $1.41 per diluted share versus earnings of $0.29 in 2008. 2009 results include $1.3 billion after-tax, or $1.92 per share, of non-cash, full-cost ceiling test charges.

–	Pipeline first quarter 2009 earnings before interest expense and taxes (EBIT) rose 4 percent from first quarter 2008

–	Exploration & Production (E&P) first quarter 2009 production of 803 million cubic feet equivalent per day (MMcfe/d), including 72 MMcfe/d of unconsolidated affiliate volumes

–	$3.3 billion of liquidity at March 31, 2009

–	Hedge positions significantly expanded for 2010; new hedges in place for 2011
“We had another solid quarter, which reflects the stable growth of our pipeline group and very good execution by our E&P business,” said Doug Foshee, chairman, president, and chief executive officer of El Paso Corporation. “Our Pipeline Group delivered another strong quarter of earnings while executing on our backlog of projects, and our E&P business continued to generate significant operating cash flow, while reducing costs and slowing capital spending in light of current commodity prices. We have maintained a strong liquidity position with more than sufficient liquidity to meet 2009 debt maturities, fund our 2009 capital program, and carry us well into 2010. In addition, we have taken steps to shore up our 2010 and 2011 cash flow by significantly adding to our natural gas hedge program.”
A summary of financial results for the quarters ended March 31, 2009 and 2008 is as follows:

Financial Results

	Quarters Ended
	March 31,
($ in millions, except per share amounts)	2009	2008

Net income (loss) attributable to El Paso Corporation (EPC)	$(969)	$219
Preferred stock dividends[1]	9	19

Net income (loss) attributable to EPC common stockholders	$(978)	$200

Basic and diluted per common share amounts
Net income (loss) attributable to EPC common stockholders	$(1.41)	$0.29

[1]	Due to timing, 2008 includes two quarters of preferred stock dividends
Items Impacting Quarterly Results
First quarter 2009 and 2008 net income (loss) includes the following items:
First Quarter 2009

	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income (loss) attributable to EPC common stockholders		$(978)	$(1.41)
Adjustments[1]
Ceiling test charges	$2,068	$1,332	$1.92
Change in fair value of power contracts	(34)	(22)	(0.03)
Change in fair value of legacy natural gas contracts	(21)	(13)	(0.02)
Mark-to-market (MTM) impact of E&P financial derivatives[2]	45	29	0.04
Effect of change in number of diluted shares	—	—	(0.03)

Adjusted EPS[3]			$0.47

[1]	Assumes a 36 percent tax rate, except for international portion of ceiling test charges, and 695 million diluted shares

[2]	Consists of $394 million of MTM gains on financial derivatives, adjusted for $439 million of realized cash settlements

[3]	Based upon 763 million fully diluted shares and includes income impact from dilutive securities
Adjusted earnings include $149 million, or $0.12 per share, of early cash settlements of oil derivative contracts that hedged April though December 2009 production.
First Quarter 2008

	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income attributable to EPC common stockholders		$200	$0.29
Adjustments[1]
Change in fair value of power contracts	$41	$26	$0.04
Change in fair value of legacy indemnification	43	28	0.04

	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Case Corporation indemnification	(65)	(27)	(0.04)
Gain on sale of portion of telecommunications business	(18)	(12)	(0.02)
Change in fair value of production-related derivatives in Marketing	21	13	0.02

Adjusted EPS[2]			$0.33

[1]	Assumes a 36 percent tax rate, except for Case Corporation indemnification, and 701 million diluted shares

[2]	Based upon 767 million fully diluted shares and includes income impact from dilutive securities
Business Unit Financial Update
Segment EBIT Results

	Quarters Ended
	March 31,
($ in millions)	2009	2008

Pipeline Group	$396	$381
Exploration and Production	(1,685)	242
Marketing	52	(60)
Power	4	(2)
Corporate and Other	(7)	39

	$(1,240)	$600

Pipeline Group
The Pipeline Group’s EBIT for the quarter ended March 31, 2009 was $396 million, compared with $381 million for the same period in 2008. EBIT before adjustment for noncontrolling interests associated with El Paso Pipeline Partners, L.P. (NYSE: EPB), which completed its first acquisition from El Paso Corporation on September 30, 2008, was $408 million, a 5 percent increase from 2008 levels. First quarter 2009 results benefited primarily from incremental revenues from several expansion projects that went into service in 2008 and higher capacity sales in the Rocky Mountain region and on the El Paso Natural Gas Pipeline and Tennessee Gas Pipeline systems. First quarter 2008 results benefited from the receipt of $29 million in proceeds relating to Calpine’s approved reorganization plan, partially offset by $16 million of impairment losses principally related to a project cancellation.

Pipeline Group Results

	Quarters Ended
	March 31,
($ in millions)	2009	2008

EBIT before adjustment for noncontrolling interests	$408	$390
Net income attributable to noncontrolling interests	(12)	(9)

EBIT	$396	$381
DD&A	$104	$99

Total throughput (BBtu/d)[1]	19,704	19,321

[1]	Includes proportionate share of jointly owned pipelines
Exploration & Production
The Exploration & Production segment reported an EBIT loss of $1.7 billion for the quarter ended March 31, 2009, compared with EBIT of $242 million for the same period in 2008. First quarter 2009 EBIT includes $2.1 billion of non-cash, full-cost ceiling test charges primarily in the company’s domestic full cost pool, which was based on lower domestic spot natural gas prices at the end of the first quarter of 2009. Excluding these charges, EBIT increased approximately $142 million compared with the same period in 2008, primarily due to $394 million of MTM gains on financial derivatives intended to hedge production volumes and lower DD&A expense, partially offset by lower physical sales due to lower production volumes and lower realized commodity prices.
During the first quarter, the company received $439 million of cash related to settlements of derivative contracts hedging natural gas and oil production. Of this amount, approximately $149 million related to the early settlement of 2009 oil derivative contracts hedging April through December production.
First quarter 2009 production volumes averaged 803 MMcfe/d, including 72 MMcfe/d of unconsolidated affiliate volumes. First quarter 2008 production volumes averaged 886 MMcfe/d, including 75 MMcfe/d of unconsolidated affiliate volumes. First quarter 2008 production volumes included 88 MMcfe/d associated with properties sold during the first quarter of 2008.
Although overall cash operating costs were lower, total per-unit cash operating costs increased to an average of $2.00 per thousand cubic feet equivalent (Mcfe) in first quarter 2009, compared with $1.92 per Mcfe for the same 2008 period, reflecting lower production volumes.
The per-unit DD&A rate for the first quarter 2009 was $2.28 per Mcfe. As a result of the ceiling test charges, the full-year 2009 DD&A rate is expected to drop to between $1.70 and $1.90 per Mcfe.

Exploration & Production Results

	Quarters Ended
	March 31,
($ in millions, except price and unit cost amounts)	2009	2008

Physical sales — natural gas, oil, condensate and NGL	$298	$642
Realized and unrealized gains (losses) on financial derivatives[1]	394	(50)
Other revenues	8	11

Total operating revenues	$700	$603
Operating expenses[2]	(2,375)	(377)
Other income (expenses)	(10)	16

EBIT	$(1,685)	$242
DD&A	$150	$212
Consolidated volumes:
Natural gas sales volumes (MMcf/d)	632	679
Oil, condensate, and NGL sales volumes (MBbls/d)	16	22

Total consolidated equivalent sales volumes (MMcfe/d)	731	811
Four Star total equivalent sales volumes (MMcfe/d)[3]	72	75

Weighted average realized prices, including financial derivative settlements
Natural gas ($/Mcf)	$8.52	$7.60
Oil, condensate, and NGL ($/Bbl)[4]	$70.14	$80.14

Transportation costs
Natural gas ($/Mcf)	$0.34	$0.28
Oil, condensate, and NGL ($/Bbl)	$0.93	$0.71

Per-unit costs ($/Mcfe)
DD&A	$2.28	$2.87
Cash operating costs[5]	$2.00	$1.92

[1]	Includes amounts reclassified from accumulated other comprehensive income (loss) associated with accounting hedges of $128 million in 2009 and $(15) million in 2008

[2]	2009 includes $2,068 million non-cash ceiling test charges primarily related to the company’s domestic full cost pool

[3]	Four Star is an equity investment. Amounts disclosed represent the company’s proportionate share

[4]	2009 does not include approximately $149 million related to early settlement of 2009 oil derivative contracts hedging April through December 2009 production

[5]	Includes direct lifting costs, production taxes, G&A expenses, and taxes other than production and income

Hedge Positions
As of May 7, 2009, El Paso had natural gas hedges for the last nine months of 2009 with an average floor price of $9.02 per million British thermal unit (MMBtu) on 120 trillion British thermal units (TBtu) and an average ceiling price of $14.35 per MMBtu on 96 TBtu. In addition, following the early settlement of the $110 per barrel oil derivative contracts during the first quarter of 2009, the company entered into fixed-price hedges on 1.5 million barrels of crude oil with an average price of $45 per barrel. El Paso has approximately 1.35 million barrels of crude oil hedged at $45 for the last nine months of 2009. The company has significantly expanded its 2010 natural gas hedge position and now has an average floor price of $6.41 per MMBtu on 175 TBtu and an average ceiling price of $7.24 per MMBtu on 113 TBtu. In addition, the company established a 2011 natural gas hedge position, locking in 125 TBtu with an average floor price of $6.00 per MMBtu and an average ceiling price of $8.62 per MMBtu. Further information on the company’s hedging activities will be available in El Paso’s Form 10-Q.
Other Operations
Marketing
The Marketing segment reported EBIT of $52 million for the quarter ended March 31, 2009, compared with an EBIT loss of $60 million for the same period in 2008. First quarter 2009 results reflect an improvement in the value of natural gas and power derivative contracts principally due to the adoption of new accounting guidance relating to determining the fair value of derivative liabilities that have third party credit enhancements associated with them. First quarter 2008 results include a $21 million MTM loss on derivative contracts used to manage the price risk of the company’s natural gas and oil production and a $41 million MTM loss on remaining power contracts in the Pennsylvania-New Jersey-Maryland power region.
Power
The Power segment reported first quarter EBIT of $4 million compared with an EBIT loss of $2 million for the same period in 2008. In the first quarter of 2009, the company sold its interest in the Porto Velho power generation facility in Brazil for $101 million in cash and $78 million in notes. This sale completed the company’s exit from the power business in Brazil.
Corporate and Other
During the first quarter of 2009, Corporate and Other reported an EBIT loss of $7 million, compared with EBIT of $39 million for the same period in 2008. First quarter 2008 results were positively impacted by a $65 million reduction of the company’s liability related to the indemnification of medical benefits for retirees of the Case Corporation, offset by a $43 million

MTM loss related to changes in fair value of a legacy indemnification from the sale of an ammonia facility.
Detailed operating statistics for each of El Paso’s businesses will be posted at www.elpaso.com in the Investors section.
Webcast Information
El Paso Corporation has scheduled a live webcast of its first quarter 2009 results on May 8, 2009, beginning at 10 a.m. Eastern Time, 9 a.m. Central Time, which may be accessed online through El Paso’s Web site at www.elpaso.com in the Investors section. During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 (conference ID # 96178675) 10 minutes prior to the start of the webcast.
A replay of the webcast will be available online through the company’s Web site in the Investors section. A telephone audio replay will be also available through May 15, 2009, by dialing (800) 642-1687 (conference ID # 96178675). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached, or included in the body of this release. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s full operating statistics, which will be posted at www.elpaso.com in the Investors section.
El Paso uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of the company and its business segments. The company defines EBIT as net income (loss) adjusted for items such as (i) interest and debt expense; (ii) income taxes; and (iii) net income attributable to noncontrolling interests. The company excludes interest and debt expense so that investors may evaluate the company’s operating results without regard to its financing methods or capital structure. El Paso’s business operations consist of both consolidated businesses as well as investments in unconsolidated affiliates. As a result, the company believes that EBIT, which includes the results of both these consolidated and unconsolidated operations, is useful to its investors because it allows them to evaluate more effectively the performance of all of El Paso’s businesses and investments. Exploration and Production per-unit total cash operating costs equal total operating expenses less DD&A, transportation costs, ceiling test charges, and cost of products and services divided by total production. It is a valuable measure of operating efficiency. For 2009, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders excluding changes in fair value of power contracts, changes in fair value of legacy natural gas contracts, impact of mark-to-market E&P financial derivatives, ceiling test charges, and the effect of the change in the number of diluted shares. For 2008, Adjusted EPS is earnings per share attributable to El Paso Corporation common stockholders excluding the gain or loss related to the change in fair value of an indemnification from the sale of an ammonia plant in 2005, the gain related to an adjustment of the liability for indemnification of medical benefits for retirees of the Case Corporation, the gain related to the disposition of a portion of the company’s investment in its telecommunications business, changes in fair value of power contracts, and changes in fair value of the production-related derivatives in Marketing. Adjusted EPS is useful in analyzing the company’s on-going earnings potential.
El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare the operating and financial performance of the company and its business segments with the performance of other companies within the industry.
These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share or other GAAP operating measurements.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. El Paso owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.
Cautionary Statement Regarding Forward-Looking Statements
This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, changes in unaudited and/or unreviewed financial information; our ability to meet our 2009 debt maturities; volatility in, and access to, the capital markets; our ability to implement and achieve our objectives in our 2009 plan, including achieving our earnings and cash flow targets; the effects of any changes in accounting rules and guidance; our ability to meet production volume targets in our Exploration and Production segment; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline and E&P projects and our ability to successfully construct and operate such projects; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions; our ability to close asset sales, as well as transactions with partners on one or more of our expansion projects that are included in the plan on a timely basis; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers ;changes in commodity prices and basis differentials for oil, natural gas, and power; our ability to obtain targeted cost savings in our businesses; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Certain of the production information in this press release include the production attributable to El Paso’s 49 percent interest in Four Star Oil & Gas Company (“Four Star”). El Paso’s Supplemental Oil and Gas disclosures, which are included in its Annual Report on Form 10-K, reflect its proportionate share of the proved reserves of Four Star separate from its consolidated proved reserves. In addition, the proved reserves attributable to its proportionate share of Four Star represent estimates prepared by El Paso and not those of Four Star.
Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Media Relations
Bill Baerg, Manager
Office: (713) 420-2906

EL PASO CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per common share amounts)
(UNAUDITED)

	Quarters Ended
	March 31,
	2009	2008
Operating revenues	$1,484	$1,269

Operating expenses
Cost of products and services	61	56
Operation and maintenance	300	271
Ceiling test charges	2,068	—
Depreciation, depletion and amortization	256	313
Taxes, other than income taxes	68	79

	2,753	719

Operating income (loss)	(1,269)	550

Earnings from unconsolidated affiliates	19	37
Other income, net	22	22
Noncontrolling interests	(12)	(9)

	29	50

Earnings (loss) before interest expense and income taxes (EBIT)	(1,240)	600

Adjustment for noncontrolling interests	12	9
Interest and debt expense	(255)	(233)

Income (loss) before income taxes	(1,483)	376

Income tax expense (benefit)	(526)	148

Net income (loss)	(957)	228

Net income attributable to noncontrolling interests	(12)	(9)

Net income (loss) attributable to El Paso Corporation (EPC)	(969)	219

Preferred stock dividends(1)	9	19

Net income (loss) attributable to EPC’s common stockholders	$(978)	$200

Basic and diluted earnings (loss) per common share
Net income (loss) per common share	$(1.41)	$0.29

Weighted average common shares outstanding
Basic	695	697

Diluted	695	701

Dividends declared per common share(1)	$0.05	$0.08

(1)	Due to timing, 2008 includes two quarters of dividends

EL PASO CORPORATION
SEGMENT INFORMATION
(UNAUDITED)

	2009	2008
(In millions)	First	First	Second	Third	Fourth

Operating revenues
Pipelines	$733	$720	$646	$628	$690
Exploration and Production	700	603	655	881	623
Marketing	53	(57)	(146)	89	31
Power	—	—	—	—	—
Corporate and other, including eliminations (1)	(2)	3	(2)	—	(1)

Consolidated total	$1,484	$1,269	$1,153	$1,598	$1,343

Depreciation, depletion and amortization
Pipelines	$104	$99	$99	$97	$100
Exploration and Production	150	212	197	191	199
Marketing	—	—	—	—	—
Power	—	—	—	—	1
Corporate and other(1)	2	2	2	4	2

Consolidated total	$256	$313	$298	$292	$302

Operating income (loss)
Pipelines	$367	$357	$263	$241	$291
Exploration and Production	(1,675)	226	281	528	(2,393)
Marketing	52	(60)	(154)	82	29
Power	(3)	(8)	(5)	(5)	(4)
Corporate and other(1)	(10)	35	36	(7)	37

Consolidated total	$(1,269)	$550	$421	$839	$(2,040)

Earnings before interest expense and income taxes (EBIT)
Pipelines	$396	$381	$295	$278	$319
Exploration and Production	(1,685)	242	304	532	(2,526)
Marketing	52	(60)	(153)	82	27
Power	4	(2)	12	(6)	(3)
Corporate and other(1)	(7)	39	41	(5)	49

Consolidated total	$(1,240)	$600	$499	$881	$(2,134)

	First Quarter 2009		First Quarter 2008
	Total	Per Unit	Total	Per Unit
E&P Cash Costs	($MM)	($/Mcfe)	($MM)	($/Mcfe)

Total operating expense	$2,375	$36.14	$377	$5.11
Depreciation, depletion and amortization	(150)	(2.28)	(212)	(2.87)
Transportation Costs	(20)	(0.30)	(19)	(0.25)
Cost of products	(5)	(0.08)	(5)	(0.07)
Ceiling Test Charge	(2,068)	(31.48)	—	—

Per unit cash costs(2)	$132	$2.00	$141	$1.92

Total equivalent volumes (Mmcfe)(2)	65,700		73,762

(1)	Includes our corporate businesses, telecommunications business and residual assets and liabilities of previously sold or discontinued businesses.

(2)	Excludes volumes and costs associated with equity investment in Four Star.